UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2015

STAR MOUNTAIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

As previously disclosed, Star Mountain Resources, Inc. (the “Company”) filed suit against Michael Stanford, its former sole director, CEO and its former largest shareholder (the “Stanford Lawsuit”). The Company filed the Stanford Lawsuit on August 20, 2014 after completion by the Company of an internal audit and investigation of the financial transactions and expense claims submitted and conducted by Mr. Stanford. The Stanford Lawsuit alleged that Mr. Stanford committed pervasive, profound, continuous, repeated, and ongoing wrongful and fraudulent acts and omissions resulting in, among other things, losses for the Company, fraudulent claimed business expenses, investment monies diverted from the Company and monies deposited directly into Mr. Stanford’s personal accounts, as well as the improper issuance to Mr. Stanford of shares of the Company’s common stock. On September 22, 2014, the Company received notice that a Default Judgment and Order Granting Default Judgment and Relief had been issued by the Fifth Judicial District Court, Beaver County, Utah (the “Court”) in the Company’s favor in the complaint in Civil Case No. 140500023 filed against Mr. Stanford. Among other things, the Court ordered Mr. Stanford to return 25 million shares of the Company’s common stock that were improperly issued.

On February 2, 2015, the Court issued an Order for Cancellation of Certain Stock (the “February Order”) in connection with the Stanford Lawsuit. Pursuant to the February Order, share certificates in Mr. Stanford’s possession representing an aggregate of 910,000 shares of Company common stock were cancelled. These shares are in addition to the 25 million shares that were returned to the Company by Mr. Stanford and cancelled on September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON STANFORD RESOURCES CORPORATION.

Date: February 10, 2015	By:	/s/ Joseph Marchal
Joseph Marchal, President and Chief Executive Officer